UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2006
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-022962 (Commission File Number)	22-3178468 (IRS Employer Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 2, 2006, we entered into an Agreement of Purchase and Sale with BioMed Realty, L.P., a subsidiary of BioMed Realty Trust, Inc. BioMed agreed to purchase our 290,000-square-foot large-scale manufacturing facility, our 635,000-square-foot corporate headquarters, and land located at our headquarters site, all of which are located in Rockville, Maryland, for a total purchase price of $425 million. Under the terms of the Agreement, we will sell our large-scale manufacturing facility to BioMed for $200 million and BioMed will purchase the headquarters facility from Wachovia Development Corporation, the current owner/lessor, for $200 million and our lease with Wachovia will terminate. In addition, we will sell to BioMed for $25 million land and improvements associated with the headquarters site.

The Agreement provides that at closing we will enter into two 20-year leases with BioMed under which we will continue to utilize both our manufacturing facility and our corporate headquarters for a combined annual rent of approximately $40 million. We will have the option to renew each lease for two additional 10-year periods and will have the right to repurchase each facility at certain specified times and under certain circumstances. Closing is expected to occur in the second quarter of 2006 and is subject to customary closing conditions. We will be obligated to provide a security deposit of $39.5 million under the two leases (equal to one year’s rent) which we intend to do through a letter of credit. The Agreement also anticipates that we will transfer ownership of certain facility-related equipment to BioMed at the earlier of the end of the applicable lease term or upon the occurrence of certain other pre-specified events.

As a result of this transaction, we are expected to add approximately $380 million in net additional cash available for our future operations, including $220 million in new cash and $160 million in cash that will be freed up by elimination of the cash restrictions associated with the previous lease for the headquarters facility.
Item 1.02. Termination of a Material Definitive Agreement.

As part of the transactions described under Item 1.01, which Item is incorporated by reference herein, we will terminate our current lease with Wachovia Development Corporation regarding our corporate headquarters during the second quarter of 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: May 8, 2006

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